Exhibit 99.2
Part II.
Item 6. Selected Financial Data

	June 27, 2010	June 28, 2009	June 29, 2008	June 24, 2007	June 25, 2006
	(52 Weeks)	(52 Weeks)	(53 Weeks)	(52 Weeks)	(52 Weeks)
	(Amounts in thousands, except per share date)
Summary of Operations:
Net sales	$616,753	$553,663	$713,346	$690,308	$738,665
Cost of sales	545,253	525,157	662,764	651,911	692,225
Restructuring charges (recoveries)	739	91	4,027	(157)	(254)
Write down of long-lived assets (1)	100	350	2,780	16,731	2,366
Goodwill impairment (2)	—	18,580	—	—	—
Selling, general and administrative expenses	46,183	39,122	47,572	44,886	41,534
Provision for bad debts	123	2,414	214	7,174	1,256
Other operating (income) expense, net	(1,033)	(5,491)	(6,427)	(2,601)	(1,466)

Non-operating (income) expense:
Interest income	(3,125)	(2,933)	(2,910)	(3,187)	(6,320)
Interest expense	21,889	23,152	26,056	25,518	19,266
(Gain) loss on extinguishment of debt (3)	(54)	(251)	—	25	2,949
Equity in (earnings) losses of unconsolidated affiliates	(11,693)	(3,251)	(1,402)	4,292	(825)
Write down of investment in unconsolidated affiliates (4)	—	1,483	10,998	84,742	—

Income (loss) from continuing operations before income taxes	18,371	(44,760)	(30,326)	(139,026)	(12,066)
Provision (benefit) for income taxes	7,686	4,301	(10,949)	(21,769)	301

Income (loss) from continuing operations	10,685	(49,061)	(19,377)	(117,257)	(12,367)
Income from discontinued operations, net of tax	—	65	3,226	1,465	360

Net income (loss)	$10,685	$(48,996)	$(16,151)	$(115,792)	$(12,007)

Per Share of Common Stock: (basic)*
Income (loss) from continuing operations	$.53	$(2.38)	$(.96)	$(6.26)	$(.71)
Income from discontinued operations, net of tax	—	—	.16	.08	.02

Net income (loss)	$.53	$(2.38)	$(.80)	$(6.18)	$(.69)

Per Share of Common Stock: (diluted)*
Income (loss) from continuing operations	$.52	$(2.38)	$(.96)	$(6.26)	$(.71)
Income from discontinued operations, net of tax	—	—	.16	.08	.02

Net income (loss)	$.52	$(2.38)	$(.80)	$(6.18)	$(.69)

Balance Sheet Data:
Working capital	$174,464	$175,808	$186,817	$196,808	$187,731
Gross property, plant and equipment	747,857	744,253	855,324	913,144	914,283
Total assets	504,465	476,932	591,531	665,953	737,148
Notes payable, long-term debt and other obligations (3)	166,253	182,707	205,855	238,222	203,791
Shareholders’ equity (5)	259,896	244,969	305,669	304,954	387,464

*	All outstanding amounts and computations using such amounts have been retroactively adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.

(1)	The Company performs impairment testing on its long-lived assets and assets held for sale periodically, or when an event or change in market conditions indicates that the Company may not be able to recover its investment in the long-lived asset in the normal course of business. As a result of this testing, the Company has determined certain assets had become impaired and recorded impairment charges accordingly.

(2)	In the third quarter of fiscal year 2009, the Company determined that it was appropriate to test the carrying value of its goodwill based on the decline in its market capitalization and difficult market conditions. The Company updated its cash flow forecasts based upon the latest market intelligence, its discount rate and its market capitalization values. The fair value of the domestic polyester reporting unit was determined based upon a combination of a discounted cash flow analysis and a market approach utilizing market multiples of “guideline” publicly traded companies. As a result of the findings, the Company determined that the goodwill was impaired and recorded an impairment charge of $18.6 million.

(3)	In April 2006, the Company tendered an offer for all of its outstanding 6.5% senior unsecured notes due May, 2008. During the fourth quarter of fiscal year 2006, the Company recorded a $2.9 million charge which was a combination of fees associated with the tender offer and the write off of unamortized bond issuance costs related to the notes. During the fourth quarter of fiscal year 2009, the Company utilized $8.8 million of restricted cash to tender at par for a portion of its 2014 notes. In addition, the Company repurchased and retired 2014 notes having a face value of $2 million in open market purchases. The net effect of the gain on this repurchase and the write-off of the respective unamortized issuance cost related to the $8.8 million and $2 million of 2014 notes resulted in a net gain of $0.3 million.

(4)	In fiscal year 2007, management determined that its investment in PAL was impaired and that the impairment was considered other than temporary. As a result, the Company recorded a non-cash impairment charge of $84.7 million to reduce the carrying value of its equity investment in PAL to $52.3 million. In fiscal year 2008, the Company determined that its investments in Unifi-SANS Technical Fibers, LLC (“USTF”) and Yihua Unifi Fibre Company Limited (“YUFI”) were impaired resulting in non-cash impairment charges of $4.5 million and $6.4 million, respectively. In fiscal year 2009, the Company recorded a non-cash impairment charge of $1.5 million to reduce its investment in YUFI in connection with selling the Company’s interest in YUFI to YCFC for $9 million.

(5)	There have been no cash dividends declared for the past five fiscal years.